Exhibit A

Joint Filing Agreement

Dated: August 6, 2026

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Statement on Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Republic Airways Holdings Inc., a corporation organized under the laws of Delaware, and that this agreement (“Agreement”) may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first above written.

EMBRAER S.A.

By:	/s/ Felipe Santana Santiago de Lima
Name: Felipe Santana Santiago de Lima Title: Executive Vice President, Financial and Investor Relations

By:	/s/ Luis Carlos Marinho da Silva
Name: Luis Carlos Marinho da Silva Title: Executive Vice President, Operations

EMBRAER NETHERLANDS B.V.

By:	/s/ Andreia Pereira de Jesus
Name: Andreia Pereira de Jesus Title: Management Board Member

By:	/s/ Marcelo Pereira Santiago
Name: Marcelo Pereira Santiago Title: Management Board Member

EMBRAER AIRCRAFT CUSTOMER SERVICES, LLC

By:	/s/ Vinicius Almeida de Sousa
Name: Vinicius Almeida de Sousa Title: Officer

By:	/s/ Fábio Motta Silva
Name: Fábio Motta Silva Title: Financial Manager

EMBRAER FINANCE LTD.

By:	/s/ Felipe Santana Santiago de Lima
Name: Felipe Santana Santiago de Lima Title: President and Treasurer

By:	/s/ Daniel Vieira de Biasi Cordeiro
Name: Daniel Vieira de Biasi Cordeiro Title: Vice President